Exhibit 2.2

SHARE TRANSFER AGREEMENT

THIS Share Transfer AGREEMENT (this "Transfer Agreement"), dated as of this 2nd day of February, 2014 is by and among Galmed 2000 Inc., a company incorporated under the laws of the British Virgin Islands (the "Transferor") and Galmed Pharmaceuticals Ltd., a company incorporated under the laws of the state of Israel (the "Transferee").

WHEREAS, the Transferor is part of a world-wide group of companies which engage in the research, development and commercialization of a novel therapy for the treatment of a certain liver disease, and is also known as the Galmed Group (the "Group"); and

WHEREAS, the Transferor wishes to transfer to the Transferee all of its holdings in its subsidiary(ies) as part of a broader restructuring of the operations of the Group; (the "Restructure"); and

WHEREAS, pursuant to the tax ruling received by the Group from the Israeli Tax Authority (the "ITA Ruling"), the abovementioned transfer and Restructure shall be exempt from tax in Israel, subject to the terms and conditions of the ITA Ruling; and

WHEREAS, the Transferee was incorporated on July 31, 2013 for purposes of receiving the holdings of the Transferor and effectuate the Restructure;

NOW, THEREFORE, in consideration of the foregoing premises and for no other consideration, whether directly or indirectly, the receipt and sufficiency of which is hereby acknowledged:

1.          Transfer of Shares. The Transferor hereby transfers all of its holdings in the subsidiary(ies) which are part of the Group to the Transferee, pursuant to the share transfer deed attached hereto as Exhibit A.

2.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel without reference to any principles of conflicts of law.

3.          Third-Party Beneficiaries; Successors; Assigns. Nothing in this Transfer Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries. This Transfer Agreement shall be binding upon and inure solely for the benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Transfer Agreement.

4.          Counterparts; Headings. This Transfer Agreement may be executed in multiple counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and Email signatures shall be deemed original signatures. The headings of articles and sections hereof were inserted solely for convenience of reference and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the parties have caused this Transfer Agreement to be duly executed as of the date first above written.

	Galmed 2000 Inc.	Galmed Pharmaceuticals Ltd.

By:	/s/ Allen Baharaff	By:	/s/ Allen Baharaff

Name:	Allen Baharaff	Name:	Allen Baharaff

Title:	Director	Title:	Director

EXHIBIT A

Share Transfer Deed

SHARE TRANSFER DEED

The undersigned, Galmed 2000 Inc., a company incorporated under the laws of the British Virgin Islands (the “Transferor”) does hereby transfer unto Galmed Pharmaceuticals Ltd., a company incorporated under the laws of the state of Israel (the “Transferee”), for no consideration,

1,299 Ordinary Shares of par value US$ 1.00 of Galmed International Limited, a company incorporated under the laws of Malta

(the “Shares”)

to hold unto the Transferee, its administrators, executors, and assigns upon all of the terms and conditions subject to which the Transferor held such Shares, and the said Transferee, does hereby agree and undertake to receive such Shares subject to the above terms and conditions, effective as of February 2, 2014.

IN WITNESS WHEREOF the Transferor and the Transferee have executed this instrument this February 2, 2014.

	TRANSFEROR:		TRANSFEREE:

	Galmed 2000 Inc.		Galmed Pharmaceuticals Ltd.
By:	/s/ Allen Baharaff	By:	/s/ Allen Baharaff
Name:	Allen Baharaff	Name:	Allen Baharaff
Title:	Director	Title:	Director